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Forgent Networks (d/b/a Asure Software) Letter to Stockholders

AUSTIN, TX, May 27, 2009—Asure Software (NASDAQ: ASUR)

Open letter to shareholders

You should have received a proxy from Asure Software asking for your vote regarding taking the company private. To many of you, this idea may seem alarming because it immediately calls into question how you will trade this stock in the future once it is no longer listed on NASDAQ and does not report as a public company. We understand those concerns because the Board of Directors has wrestled with those same issues as both fellow shareholders and concerned members of an independent board that is entrusted with doing what is best for all of our shareholders.

There has been a significant amount of communication to you that has been offered by people and groups outside of the company expressing their opinions and concern regarding the company and the go private transaction. Much of this information is confused and misleading. The Board would like you to have the facts because we know you want to be fully informed when you cast your final vote regarding this very important issue.

I would like to share some candid thoughts with you regarding how Asure’s Board and Management arrived at the plan to take the company private and the vision we have for the company going forward.

Companies become publicly traded when they have the size, growth and profitability to create an attractive market in their shares.  Asure has none of those qualifications today because it is a “start over”.  The current company is attempting to inherit the benefits of being publicly traded by growing into the shell of a company that formerly existed but had a much larger infrastructure. We have approached this assignment in two ways: Cutting cost and growing revenue.  The revenue growth has come from small acquisitions that were affordable and organic growth in attractive markets. The inherited cost structure has been grossly out of proportion to the new software revenue even though the costs have been reduced over 93% since the start. Our goal has been to reach cash flow positive by spending only what is necessary to grow revenue.

Today, if you look at just the software portion of the business, it is near break even and growing which indicates that this portion of the P&L is balanced. The overhead expenses, however, remain too high which means we burn cash. We have continued to cut overhead spending but with the slower revenue growth due to the economic downturn, profitability will be seriously delayed unless we reduce overhead expenses dramatically.

There are two major components of overhead that offer the relief we seek: The cost associated with being publicly traded and our building lease. The building lease is fifteen years with four remaining and we have explored for years every legal method of extricating the company without result to date. The cost associated with being publicly traded is a collection of expenses related to government compliance, legal and accounting that amount to more than $1 million a year.

We have chosen to pay for top tier services because the Board believes that it is in all shareholders’ best interest to ensure the integrity of financial and compliance reporting.  However, it is difficult for a company of our size to afford those public company expenses.  While some would argue that we could remain public and save expense by cutting the quality of services and take more risk with compliance, the Board has always placed a premium on the integrity of financial and compliance reporting and believes that such risk is not in shareholders’ best interest.

Going private would eliminate some cost, such as Sarbanes Oxley compliance, completely and would considerably reduce the risk of switching to lower cost services such as legal and accounting. The net result would be a savings of about $250,000 per quarter which would reduce the cash out flow significantly and accelerate the time to profitability. Revenues are growing quarterly and we expect to reach break even under these conditions by the end of 2009.

If we are unsuccessful in taking the company private and reducing these expenses, then the choices would include taking longer to reach profitability or reducing cost in the core software business. The choice to remove $250,000 per quarter from operations could significantly impair the ability to grow revenue and to remain competitive.  Said differently, if we were unsuccessful in taking the company private, we would be faced with incurring significant risk or cutting the core business to afford infrastructure costs that frankly don’t contribute to helping the company achieve its revenue goals.

These are difficult choices that the Board has carefully considered for more than a year with the help of many outside professionals. After careful consideration, the best choice seems clear: Go private, save expenses, keep the business healthy and reach profitability.

The Board cares about share liquidity — yours and their own. They believe that liquidity is already an issue today because the stock is so thinly traded. If the company is delisted from NASDAQ, as it currently faces, then not only will liquidity decline further on the Over the Counter Bulletin Board but be burdened with public company expenses. While it is possible to delay delisting by exercising a reverse stock split, history indicates that the move can be temporary and share prices return to below the minimum bid price unless accompanied by an event such as profitability.

The Board believes that a profitable, private software company that is growing in a strong market, such as Work Force Management, will be an attractive acquisition candidate in a few years that could provide an attractive return to our shareholders. In the meantime, we intend for the stock to be traded on the Over the Counter Market Pink Sheets,that provides significant liquidity to over five thousand other companies today. In fact, over $123 Billion traded on the Pink Sheets in 2008 which is an 800% increase in volume since 2001.

These are difficult circumstances that lead to difficult choices. On the other hand, we have great opportunities ahead if we execute our business plan. We have a growing software business; cash without the need to borrow; no debt and an experienced team that is passionate about being successful.

Please give your full consideration to this proposal and vote FOR the proposals on your proxy.

Sincerely,

Richard N. Snyder

Chairman and Chief Executive Officer

Important Information

Forgent Networks, Inc. filed a definitive Proxy Statement with the Securities and Exchange Commission on April 21, 2009, in connection with Company’s Special Meeting of Stockholders to be held on June 2, 2009.    Stockholders are strongly advised to read the Proxy Statement carefully, as it contains important information.     The Company and certain other persons are deemed participants in the solicitation of proxies from stockholders in connection with the Special Meeting of Stockholders. Information concerning such participants is available in the Company’s Proxy Statement.  Stockholders may obtain, free of charge, copies of the Company’s Proxy Statement and any other documents the Company files with or furnishes to the Securities and Exchange Commission in connection with the Special Meeting of Stockholders through the Securities and Exchange Commission’s website at www.sec.gov, through the Company’s website at www.asuresoftware.com.

About Asure Software

Headquartered in Austin, Texas, Asure Software (ASUR), (a d/b/a of Forgent Networks, Inc.), empowers small to mid-size organizations and divisions of large enterprises to operate more efficiently, increase worker productivity and reduce costs through a comprehensive suite of on-demand workforce management software and services. Asure’s market-leading suite includes products that optimize workforce time and attendance tracking, benefits enrollment and tracking, pay stubs and W2 documentation and meeting and event management. With additional offices in Warwick, Rhode Island, Vancouver, British Columbia, and Mumbai, India, Asure serves 3,500 customers around the world. For more information, please visit www.asuresoftware.com.

Statements in this press release regarding Asure’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. Such risks and uncertainties include those associated with continued listing of the Company’s securities on the NASDAQ Capital Market and those associated with effecting a reverse split in order to become a privately held company.